UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 11, 2012

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 N. State Street, Suite 208 Lake Oswego, Oregon 97034
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Closing of Recent Public Offering

On April 16, 2012, we announced the closing of our underwritten public offering of 9,751,500 shares of our common stock, including 1,251,000 shares sold pursuant to the over-allotment option granted the underwriters. The price of the shares to the public was $1.50 per share, for gross proceeds of approximately $14.5 million.

Establishment of New Record Date for Conditional Dividend

On April 13, 2012, our board of directors established a new record date of April 23, 2012 for our proposed conditional dividend of one share of common stock of our RXi Pharmaceuticals Corporation subsidiary for each outstanding share of Galena common stock. The proposed conditional dividend was previously announced on February 27, 2012 with an original record date of March 8, 2012, which has been rescinded. The dividend of RXI shares will be made pursuant to the registration statement filed by RXi with the Securities and Exchange Commission and declared effective on February 14, 2012.

The dividend will be payable, subject to certain conditions, with respect to shares of Galena common stock outstanding as of close of business (Eastern time) on April 23, 2012, the new record date. In light of the conditional nature of the dividend, our board of directors has not set a payment date for the distribution, but we anticipate that the payment date for the distribution of the shares will be established not later than April 30, 2012. Under Nasdaq rules, Galena’s shares will not trade “ex-dividend” unless and until a payment date is established and there are no conditions to the dividend payment. Accordingly, Galena stockholders as of the new April 23, 2012 record date who sell their Galena shares before the establishment of a payment date and an “ex-dividend” date also will be selling the right to receive the proposed dividend of RXi shares, assuming it is made. The distribution of RXi shares will be taxable to Galena stockholders who receive RXi shares in the distribution. Stockholders are urged to consult their own brokers and other advisers regarding the proposed spin-off.

The establishment of a payment date for the distribution, and the payment of the distribution, itself, are dependent upon the closing of the investment in RXi under the securities purchase agreement, dated as of September 24, 2011, among Galena, RXi and investors in RXi previously announced by Galena. The closing is subject to certain conditions, which may not be satisfied. In addition, the securities purchase agreement among Galena, RXi and the RXi investors provides that the agreement may be unilaterally terminated by us or by the RXi investors if the closing of the transactions has not occurred by April 18, 2012. Accordingly, unless this date is extended by mutual agreement of the RXi investors and us, either we or the RXi investors generally may terminate the securities purchase agreement at any time after April 18, 2012, unless the failure of the closing to occur was due to the fault of the party seeking to terminate the securities purchase agreement. There is no assurance, therefore, that the proposed dividend of RXi shares will be made as planned.

Item 1.01	Entry into a Material Definitive Agreement.

On April 11, 2012, Galena Biopharma, Inc. (“we,” “our” or the “Company”) entered into a further amendment to the securities purchase agreement, dated as of September 24, 2011, among the Company, RXi Pharmaceuticals Corporation (“RXi”), and Tang Capital Partners, LP and RTW Investments, LLC (collectively, the “Investors”) in order to extend until April 18, 2012 the date after which the securities purchase agreement may be terminated by either party if the closing shall not have occurred, as well as the maturity date of the outstanding convertible promissory notes of RXi held by the Investors.

The information above is qualified by reference to our press release, a copy of which is attached as Exhibit 99.1 to the Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

We are filing as part of this report the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: April 16, 2012	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

99.1	Press release of Galena Biopharma, Inc. dated April 16, 2012.